A Year in Review

➢ Acceptance Strategies in 2001

- Focus on agricultural risk management

  - Acquired substantially all crop insurance assets of IGF Insurance Company, the nation's fifth largest crop insurance company

  - Maintained strong relationships and enhanced the confidence of our reinsurers in the wake of September 11th

  - Received federal reimbursement of $1.9 million for research and development of CRC and GRIP, and continued to develop new products and services